Exhibit 15.1
CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.
We hereby consent to the use of our name in the annual report on Form 20-F of Adecoagro S.A. and any amendments thereto (the “Annual Report”) and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2010 and the Letter re: Appraisal of Real Property dated March 29, 2011 prepared for Adecoagro S.A. wherever appearing in the Annual Report, including but not limited to our company under the heading “Information on the Company” in the Annual Report.
Buenos Aires, Argentina
Dated: June 22, 2011

Cushman & Wakefield Argentina S.A.
By:	/s/ Julio C. Speroni
	Name:	Julio C. Speroni
	Title:	Valuation Manager